UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2018

Diego Pellicer Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-189731	33-1223037
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9030 Seward Park Ave S. #501, Seattle, WA 98118

Registrant’s telephone number, including area code: (516) 900-3799

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

1.01	Entry into a Definitive Material Agreement;
1.02	Termination of a Material Definitive Agreement
2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant;
3.02	Unregistered Sales of Equity Securities
9.01	Financial Statements and Exhibits

On July 19, 2018, Diego Pellicer Worldwide, Inc. (the “Company”) and Diego Pellicer, Inc., the subtenant of the Company’s retail store in Seattle, Washington (“Diego Washington”) entered into a certain Option to Renew and a certain Amended and Restated Agreement and Plan of Merger (the “Merger” and the “Merger Agreement”, respectively).

Option to Renew.

This Option to Renew, dated July 19, 2018 (the “Option”) provides Diego Washington the right to continue to sublet the Company’s retail marijuana store located at 2215 4th Avenue S, Seattle, Washington (the “Premises”). The Option provides Diego Washington the right to continue to sublease the Premises for an additional 5 years and establishes monthly rent at $24,000 and annual rent at $288,000. Due to Diego Washington’s commitment to renew and its other contributions to the Diego Pellicer brand, the Company forgave all back due rent and left-over build-out charges. All of the other terms and provisions of the original Sublease, dated March 1, 2014, not expressly modified in the Option remain in full force and effect.

Merger Agreement.

The Merger agreement restates, amends, replaces and supersedes that certain Agreement and Plan of Merger between the Parties, dated January 23, 2014. Pursuant to the principal terms of the Merger Agreement and subject to certain “Conditions Precedent”, upon the Company’s 60-day’s notice (the “Merger Notice”), Diego Washington shall merge with and into the Company for merger consideration of 2.5 times Diego Washington’s gross revenue for the most recently ended fiscal year with a minimum merger consideration value of $8,000,000. The merger consideration shall be paid 20% in cash and 80% in Company shares valued as the average price paid by public investors during the 20-day trading period immediately preceding the Merger Notice.

Conditions Precedent to the Merger.

In order to provide the Merger Notice, the Parties must establish that:

1st: the production, processing and retailing of cannabis for recreational use in the United states becomes sufficiently legal for privately owned entities, and;

2nd: Diego Washington or the Company receives written consent from the Washington State Liquor Control Board that Diego Washington, or its corporate successor, may continue to be a licensed cannabis retailer and/or own cannabis retail entities in the State of Washington while also maintaining shareholders, directors, officers and employees who are residents of states other than the State of Washington.

Notwithstanding these Conditions Precedent, either Party may challenge the Merger by demonstrating, by reasonable and substantial evidence made to the other Party, no later than 45 days after the Merger Notice, that any of its respective directors, officers, employees or stockholders is more likely than not to become subject to federal criminal charges as a result of the consummation of the Merger. In the event Diego Washington rejects the Merger due to any of the 2 above Conditions Precedent, the Company may submit a new Merger Notice any time 90 days following any such rejection. In addition to the customary terms and provisions found in agreements of this type, the Company has the right of first refusal to purchase Diego Washington, having 30 days to match any bona fide third party offer. Any shareholders of Diego Washington who reject the Merger consideration may dissent in accordance with the applicable laws, rules and regulations of the State of Washington.

The foregoing descriptions of the material terms and provisions of the Option and Merger Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of these documents which are included as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Option to Renew the Company’s Seattle, Washington Retail Cannabis Store.
10.2	Amended and Restated Agreement and Plan of Merger by and between the Company and Diego Washington.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Diego Pellicer Worldwide, Inc.

Date: July 25, 2018	By:	/s/ Ron Throgmartin
Ron Throgmartin, CEO